UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Turner Valley Oil & Gas, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	45-8510376

(State or jurisdiction of formation)	(I.R.S. Employer Identification No.)

Attn: Steve Helm

 3270 Sul Ross St., Houston Texas 77098

 713-588-9453

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class each class is to be registered	Name of each exchange on which to be so registered

Class A Common Stock (par: $0.001)	OTC Markets

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1. Business.

OVERVIEW AND RECENT DEVELOPMENTS

Turner Valley Oil and Gas, Inc. (“Turner” or the “Company”) was incorporated under the laws of Nevada on April 21, 1999 as NetParts.com. The Company was originally organized to create a series of specialized auto salvage yards whereby the salvageable components would be inventoried on a computer and listed on the internet. The Company, however, changed their operations and its name on July 24, 2003 to Turner Valley Oil & Gas Corporation and entered the oil and gas industry through multiple oil and gas leases located in the Western Canada. In 2009, the Company received the last oil and gas revenues and has subsequently written off the remaining assets. In 2017, the Management is once again seeking to restructure the Company.

The Company has finalized its phase 1 infrastructure and shipping acquisition agreement in conjunction with the Preferred Stock placement with Network 1 Securities, Inc. (“Network 1”). The Company has executed a conditional Purchase and Sale Agreement (“Agreement”) through a portfolio company of a multi-generational family office based in Dubai, United Arab Emirates. This agreement remains subject to closing conditions which Turner and counterparties are working to meet by early March 2018. This family office has investments and operating businesses that include dry shipping, crude shipping, natural resource development, construction, civil engineering, and banking. Their investment into Turner will focus on bitumen (also known as asphalt), and the supply chain and transportation of bitumen.

Turner has structured the Preferred Stock placement to exchange Series A shares with cash and assets from the anchor investor and third party sellers. The transaction includes the issuance of 25,000,000 Series A Preferred Shares, convertible at a ratio of 2 to 1, with a minimum price per share of $1.00 in exchange for vessels and capital. This structure protects both insiders and retail investors from dilution to Turner’s common stock structure.

This transaction allows for capital to be deployed as a bolt on to each vessel as they come under Turner’s control. Already, two (2) ships have been committed to the placement under the Series A Preferred Share structure. The initial commitment under the Agreement is approximately $15 Million of cash and assets. The vessels are undergoing third party appraisal which will determine their fair value. The remaining balance of the initial raise will be used to secure additional shipping vessels during the extend phase of Turner’s shipping acquisition.

The newly expanded company will focus on all segments of the bitumen industry, including real assets, energy, infrastructure, and the supply chain. Turner has agreed to amend its previous name change plans to reflect the new business model moving forward. As a result, a proposed name change for shareholder approval to PrimeStar Bitumen, Inc. is forthcoming. A ticker symbol change will also initiate once the name change is approved by FINRA.

Upon completion of the transfer of committed assets and capital, Turner expects to expand its Board of Directors by appointing several new members in addition to current board member and Turner CEO, Steve Helm. Furthermore, new management, with decades of shipping experience, are expected to join the Board of Directors. Included in this transition will be a new CEO, administration, and the current Chairman of the family office will take on the same title at the new company.

EMPLOYEES

As of September 30, 2017, the Company had two officers and no additional employees or financial obligations associated with previous employment agreements.

TAXATION OF THE COMPANY

Turner Valley Oil and Gas, Inc. has not earned taxable income since the change of control in 2007 and is not a current tax filer.

Regulatory Matters

Not applicable

Legal Proceedings

None

Item 1A. Risk Factors.

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Company

Turner has going concern conditions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring operating losses and is dependent upon raising capital to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Turner have a limited operating history which may not be an indicator of our future results.

We are transitioning Turner from one industry to another with a limited capital base. Turner has sought opportunities to take the company forward and the financial alternatives needed to launch those ventures. We have no operating history investors may use to evaluate our future performance. As a result of our limited operating history, our plan for rapid growth, and the increasingly competitive nature of the markets in which we operate, the historical financial data is of limited value in evaluating our future revenue and operating expenses. Our planned expense levels will be based in part on expectations concerning future revenue, which is difficult to forecast accurately based on current plans of expansion and growth. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue. Further, general and administrative expenses may increase significantly as we expand operations. To the extent that these expenses precede, or are not rapidly followed by, a corresponding increase in revenue, our business, operating results, and financial condition will suffer.

Turner may not achieve profitability or positive cash flow.

Our ability to achieve and maintain profitability and positive cash flow will be dependent upon such factors as our ability to enter a new business sector and successfully operate in that sector. Based upon current plans, we expect to incur operating losses in future periods until Turner is established in a new sector because we expect to incur expenses that will exceed revenues until this transition takes place. We cannot guarantee that we will be successful in generating sufficient revenues to support operations in the future.

Our Company’s success is dependent upon closing of the executed purchase and sale agreement.

Our ability to move forward in the bitumen shipping business is dependent upon several conditions occurring prior to closing, detailed in the purchase and sale agreement. These conditions include; filing Form 10 with the Securities and Exchange Commission (SEC), assignment of new board members, name change and appointment of new officers.

Turner management has not operated a bitumen transportation company.

Our ability to achieve and maintain profitability and positive cash flow in an industry in which Turner management has not operated cannot be forecast with any accuracy. Future management has been identified but there is no guarantee they will transition to Turner successfully. If Turner fails to acquire the bitumen vessels or new management contracted under the purchase and sale agreement it will likely have a detrimental effect on future expectations.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and FINRA, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Risks Related to Our Securities

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the OTC Pink and other similarly-tiered quotation boards have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on brokers-dealers who sell our securities. For sales of our securities, broker dealers must make a special suitability determination and receive a written agreement prior from you to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

Financial Industry Regulatory Authority (FINRA) sales practice requirements may limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and

●	make a reasonable determination that the transaction in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Risks Related to Our Industry

Risks related to the energy transportation and shipping industry Turner is entering contains a number of risks that have been considered carefully. The highly cyclical nature of the industry may lead to volatile changes in charter rates and vessel values, which could adversely affect the Company’s earnings and available cash.

The tanker industry is both cyclical and volatile in terms of charter rates and profitability. Fluctuations in charter rates and vessel values result from changes in supply and demand both for tanker capacity and for oil and oil products. Factors affecting these changes in supply and demand are generally outside of the Company’s control. The nature, timing and degree of changes in industry conditions are unpredictable and could adversely affect the values of the Company’s vessels or result in significant fluctuations in the amount of charter revenues the Company earns, which could result in significant volatility in quarterly results and cash flows. Factors influencing the demand for tanker capacity include:

●	Supply and demand for, and availability of, energy resources such as oil, oil products and natural gas, which affect customers’ need for vessel capacity;

●	Global and regional economic and political conditions, including armed conflicts, terrorist activities and strikes, that among other things could impact the supply of oil, as well as trading patterns and the demand for various vessel types;

●	Regional availability of refining capacity and inventories;

●	Changes in the production levels of crude oil (including in particular production by OPEC, the United States and other key producers);

●	Changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported, changes in the price of crude oil and changes to the West Texas Intermediate and Brent Crude Oil pricing benchmarks;

●	Environmental and other legal and regulatory developments and concerns;

●	Construction or expansion of new or existing pipelines or railways;

●	Weather and natural disasters;

●	Competition from alternative sources of energy; and

●	International sanctions, embargoes, import and export restrictions or nationalizations and wars.

●	The number of newbuilding deliveries;

●	The scrapping rate of older vessels;

●	The number of vessels being used for storage;

●	The conversion of vessels from transporting oil and oil products to carrying dry bulk cargo or vice versa;

●	The number of vessels that are removed from service;

●	Availability and pricing of other energy sources such as natural gas for which tankers can be used or to which Construction capacity may be dedicated;

Many of the factors that influence the demand for tanker capacity will also, in the longer term, effectively influence the supply of tanker capacity, since decisions to build new capacity, invest in capital repairs, or to retain in service older obsolescent capacity are influenced by the general state of the marine transportation industry from time to time. The market value of vessels fluctuates significantly, which could adversely affect liquidity or otherwise adversely affect its financial condition. The market value of vessels has fluctuated over time. The fluctuation in market value of vessels over time is based upon various factors, including: Jones Act vessel market values have, on average, generally declined over the past several years. In addition, as vessels grow older, they generally decline in value. These factors will affect the value of the Company’s vessels at the time of any vessel sale. If a vessel is sold at a sale price that is less than the vessel’s carrying amount on the Company’s financial statements, the Company will incur a loss on the sale and a reduction in earnings and surplus. In addition, declining values of the Company’s vessels could adversely affect the Company’s liquidity by limiting its ability to raise cash by refinancing vessels. Declines in charter rates and other market deterioration could cause the Company to incur impairment charges.

The Company evaluates events and changes in circumstances that have occurred to determine whether they indicate that the carrying amount of the vessel assets might not be recoverable. This review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires the Company to make various estimates, including future freight rates, earnings from the vessels, market appraisals and discount rates. All of these items have historically been volatile. The Company evaluates the recoverable amount of a vessel asset as the sum of its undiscounted estimated future cash flows. If the recoverable amount is less than the vessel’s carrying amount, the vessel’s carrying amount is then compared to its estimated fair value, which is determined using vessel appraisals or discounted estimated future cash flows. If the vessel’s carrying amount is less than its fair value, it is deemed impaired. The carrying values of the Company’s vessels may differ significantly from their fair market value. An increase in the supply of vessels without a commensurate increase in demand for such vessels could cause charter rates to decline, which could adversely affect revenues, profitability and cash flows, as well as the value of its vessels. The marine transportation industry has historically been highly cyclical, as the profitability and asset values of companies in the industry have fluctuated based on changes in the supply and demand of vessels. Given the smaller number of tankers operating in the U.S. domestic market, even a limited increase in capacity supply may negatively impact the market and may have a material adverse effect on revenues, profitability and cash flows. Shipping is a business with inherent risks, and insurance may not be adequate to cover its losses. Vessels and their cargoes are at risk of being damaged or lost because of events including, but not limited to:

●	Port or canal congestion; and

●	Environmental and maritime regulations.

●	Age of the vessel;

●	General economic and market conditions affecting the tanker industry, including the availability of vessel financing;

●	Number of vessels in the Jones Act fleet;

●	Types and sizes of vessels available;

●	Changes in trading patterns affecting demand for particular sizes and types of vessels;

●	Cost of new buildings;

●	Prevailing level of charter rates;

●	Competition from other shipping companies and from other modes of transportation; and

●	Technological advances in vessel design and propulsion.

In addition, transporting crude oil is at risk of business interruptions due to labor strikes, port closings and boycotts. These hazards may result in death or injury to persons; loss of revenues or property; environmental damage; higher insurance rates; damage to customer relationships; and market disruptions, delay or rerouting, which may also subject the Company to litigation. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage and the associated costs could exceed the insurance coverage available to the Company. Compared to other types of vessels, tankers are also exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers. Furthermore, any such incident could seriously damage reputation and cause the Company either to lose business or to be less likely to enter into new business (either because of customer concerns or changes in customer vetting processes). Any of these events could result in loss of revenues, decreased cash flows and increased costs. While the Company carries insurance to protect against certain risks involved in the conduct of its business, risks may arise against which the Company is not adequately insured. Any such failure could have a material adverse effect on revenues, profitability and cash flows.

Shippers must comply with complex foreign and U.S. laws and regulations, such as the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other local laws prohibiting corrupt payments to government officials, anti-money laundering laws; and anti-competition regulations. Moreover, the shipping industry is generally considered to present elevated risks in these areas. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, restrictions on the Company’s business operations and on the Company’s ability to transport cargo to one or more countries, and could also materially affect the Company’s brand, ability to attract and retain employees, international operations, business and operating results. Although the company will maintain policies and procedures designed to achieve compliance with these laws and regulations, the company cannot be certain that its employees, contractors, joint venture partners or agents will not violate these policies and procedures. Operations may also subject its employees and agents to extortion attempts. Changes in fuel prices may adversely affect profits. Fuel is a significant, if not the largest, expense in the Company’s shipping operations when vessels are under voyage charter.

Accordingly, an increase in the price of fuel may adversely affect the Company’s profitability if these increases cannot be passed onto customers. The price and supply of fuel is unpredictable and fluctuates based on events outside the Company’s control, including geopolitical developments; supply and demand for oil and gas; actions by OPEC, and other oil and gas producers; war and unrest in oil producing countries and regions; regional production patterns; and environmental concerns. Fuel may become much more expensive in the future, which could reduce the profitability and competitiveness of the Company’s business compared to other forms of transportation. Public health threats could have an adverse effect on the Company’s operations and financial results.

Public health threats and other highly communicable diseases, outbreaks of which have already occurred in various parts of the world near where shippers operate, could adversely impact the Company’s operations, the operations of the Company’s customers and the global economy, including the worldwide demand for crude oil and the level of demand for services. Any quarantine of personnel, restrictions on travel to or from countries in which the Company operates, or inability to access certain areas could adversely affect the Company’s operations. Travel restrictions, operational problems or large-scale social unrest in any part of the world in which the Company operates, or any reduction in the demand for tanker services caused by public health threats in the future, may impact operations and adversely affect the Company’s financial results.

Acts of piracy on ocean-going vessels could adversely affect the Company’s business. The frequency of pirate attacks on seagoing vessels remains high, particularly in the western part of the Indian Ocean, off the west coast of Africa and in the South China Sea. If piracy attacks result in regions in which the Company’s vessels are deployed being characterized by insurers as “war risk” zones, as the Gulf of Aden has been, or Joint War Committee “war and strikes” listed areas, premiums payable for insurance coverage could increase significantly, and such insurance coverage may become difficult to obtain. Crew costs could also increase in such circumstances due to risks of piracy attacks. In addition, while he Company believes the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim the Company would dispute. The Company may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on the Company. In addition, hijacking as a result of an act of piracy against the Company’s vessels, or an increase in the cost (or unavailability) of insurance for those vessels, could have a material adverse impact on business, financial condition, results of operations and cash flows. Such attacks may also impact the Company’s customers, which could impair their ability to make payments to the Company under its charters. Terrorist attacks and international hostilities and instability can affect the tanker industry, which could adversely affect business. Terrorist attacks, the outbreak of war, or the existence of international hostilities could damage the world economy, adversely affect the availability of and demand for crude oil and petroleum products and adversely affect both the Company’s ability to charter its vessels and the charter rates payable under any such charters. In addition, the Company operates in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities. In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. These factors could also increase the costs to the Company of conducting its business, particularly crew, insurance and security costs, and prevent or restrict the Company from obtaining insurance coverage, all of which could have a material adverse effect on business, financial condition, results of operations and cash flows.

Item 2. Financial Information.

The following discussion should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Management’s Discussion and Analysis or Plan of Operations

Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe”, “expect”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Plan of Operations

Years ended December 31, 2016 and 2015

Revenues

The Company did not generate any revenues during the years ended December 31, 2016 and 2015.

Cost of Revenues

The Company did not incur any cost of revenues in the years ended December 31, 2016 and 2015.

Operating Expenses

Total operating expenses for the year ended December 31, 2016 as compared to the year ended December 31, 2015, were $44,750 and $22,265, respectively. The increase in operating expenses for the year ended December 31, 2016 is due to recognition of $35,200 in stock-based compensation costs.

Interest Expense

Total interest expense for the year ended December 31, 2016 as compared to the year ended December 31, 2015, were $34,130 and $23,239, respectively. The increase in interest expense for the year ended December 31, 2016 is primary due to additional interest expense recorded by the Company for the fair value of common stock issued in excess of the carrying value of the debt converted.

Nine Months ended September 30, 2017 and 2016

Revenues

The Company did not generate any revenues during the nine months ended September 30, 2017 and 2016.

Cost of Revenues

The Company did not incur any cost of revenues for the nine month ended September 30, 2017 and 2016.

Operating Expenses

Operating expenses for the nine months ended September 30, 2017 and 2016 were $59,924 and $39,547, respectively. The increase in operating expenses for the nine months ended September 30, 2017 is due to engaging number of experts and consultants to pursue the Company’s acquisition in the bitumen shipping business.

Interest Expense

Interest expense for the nine months ended September 30, 2017 and 2016 was $171,108 and $29,598, respectively. The increase in interest expense for the nine months ended September 30, 2017 is primarily due to additional interest expense of $161,141 recorded by the Company for the fair value of common stock issued in excess of the carrying value of the debt converted.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have not generated revenues to fund our operating expenses. Current operating expenses and cash needs are to pay accounting, stock transfer and attorney’s fees as the company does not have employee on the payroll or additional expenses. At this time, the Company is dependent on directors funding and consultants willing to take common stock as compensation to support its operations.

Following table summarizes the Company’s cash flows for the years ended December 31, 2016 and 2015 and for the nine months ended September 30, 2017 and 2016:

	For the Nine Months		For the Years
	ended September 30,		ended December 31,
	2017	2016	2016	2015

Net cash used in operating activities	$(262)	$(5,670)	$(8,320)	$(12,278)
Net cash used in investing activities	-	-	-	-
Net cash provided by financing activities	100	5,910	8,560	12,300

Net change in cash	$(162)	$240	$240	$22

Years ended December 31, 2016 and 2015

Net cash used in operating activities was approximately $8,320 for the year ended December 31, 2016 as compared to approximately $12,278 for the year ended December 31, 2015.

Net cash provided by financing activities for the year ended December 31, 2016 was $8,560 as compared to $12,300 for the year ended December 31, 2015. During 2016, we received proceeds of $3,880 from advance from a related party. During fiscal 2015, we received proceeds of $12,300 from a note payable from a related party.

Nine Months ended September 30, 2017 and 2016

Net cash used in operating activities was approximately $262 for the nine months ended September 30, 2017 as compared to approximately $5,670 for the nine months ended September 30, 2016

Net cash provided by financing activities for nine months ended September 30, 2017 was $100 as compared to $5,910 for nine months ended September 30, 2016. During nine months ended September 30, 2017, we received proceeds of $100 from advance from a related party. During the nine months ended September 30, 2016, we received proceeds of approximately $5,910 from advances from a related party.

Going Concern Consideration

As reflected in the accompanying financial statements, the Company has generated no revenues from operations and has experienced sustained losses. These raise doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes the purchase and sale agreement negotiated and executed by Turner in the fourth quarter of 2017 provides a sustainable path forward to secure exposure to stable revenues, secure additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet, and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, stock-based compensation and fair value of common stock issued.

Fair Value of Financial Instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities were modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Item 3. Properties.

The Company currently maintains a corporate office at 3270 Sul Ross St. Houston, Texas 77098.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table lists, as of September 30, 2017, the number of shares of common stock of our Company that are beneficially owned by: (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using beneficial ownership‚ concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.

Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 104,014,137 shares of our common stock issued and outstanding as of September 30, 2017. We do not have any outstanding options, or other securities exercisable for or convertible into shares of our common stock.

		Amount and Nature of Beneficial Ownership	Percent of
Name of Beneficial Owner	Title of Class	(1)	Class (2)
Steve Helm (3)	Common	11,750,000	11.3%

1.	The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares, which the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

2.	Based on 104,014,137 issued and outstanding shares of common stock as of September 30, 2017.

3.	Steve Helm is the Company’s CEO and Chairman of the Company’s Board.

Item 5. Directors and Executive Officers

Directors and Executive Officers

The table below sets forth the name and age of each executive officer of the Company and the date such executive officer was elected to his current position with the Company. The term of office of each executive officer continues until the first meeting of the Board of Directors of the Company immediately following the next annual meeting of its stockholders, and until the election and qualification of his or her successor. There is no family relationship between the executive officers.

Name	Age	Position Held	Since
Steve Helm	58	President and CEO	September 2013
Richard Adams	49	Chief Financial Officer	April 2017

Steve Helm

The current chairman, sole member of the Board of Directors president and secretary of the Company, Steve Helm, was hired on September 10, 2013.

Over the past 24 years, Steve Helm has served as a commercial real estate executive materially involved in the areas of finance, development/acquisition and property management. Prior to joining New Regional Planning as its CFO, from 2004 -2009 Steve served as Regional Director for Imperial Capital Bank/Bancorp (NYSE), launching the Texas/Rocky Mountain commercial real estate lending platform as part of the firm’s national expansion.

In that capacity, he opened and managed four commercial real estate loan production offices (Dallas, Austin, Denver & Kansas City) covering the Texas, New Mexico, Oklahoma, Arkansas, Colorado and Kansas market areas and funded in excess of $500 million of structured debt (construction & bridge) and portfolio permanent credit facilities from $500K to $20 million for all core property types. Prior to Imperial, Steve was President of the family business, The Helm Companies, directing the ground up development, re-development, financing and management of small retail and Class A, B & C multifamily.

During his tenure with the family enterprise, Steve secured over $60 million of FHA (221 D-4 & 223F) and conventional bank debt as well as LIHTC, private and mezzanine equity financing and supervised the management of a multifamily portfolio of 6 properties comprising over 900 units. Steve has earned the National Apartment Assoc. CAPS Designation and is a CPM Candidate. Steve holds an MBA from the Cox School of Business, Southern Methodist University and a BBA – Finance from the University of Texas at Austin.

Rick Adams

Mr. Adams brings 25 years of experience from merchant banking, investing, trading, consulting and operations. During this time Mr. Adams has structured and managed transactions and companies across the energy sector including upstream, midstream and field services.

Mr. Adams earned a Bachelor’s of Business Administration from Baylor University in Economics and Statistics as well as a Masters of Business Administration in Finance from University of St. Thomas. He has served as the chief executive for production companies both public and private while providing consulting and capital advisory services for more than 12 years. Mr. Adams continues to offer capital advisory services to the energy and mining sectors from Houston, Texas.

Compliance with Section 16(a) of the Securities Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) during fiscal 2002, and certain written representations from executive officers and directors, the Company is unaware of any required reports that have not been timely filed.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until the successor is elected at the Company’s annual shareholders’ meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until the successor is elected at the annual meeting of the Board of Directors and is qualified. Steve Helm is the only active member of the Board of Directors.

Significant Employees

Other than the above-named officers and directors, we have no full-time employees whose services are materially significant to our business and operations.

Family Relationships

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies. The Company is not aware of any proceedings to which any of the Company‚ officers or directors, or any associate of any such officer or director, is a party adverse to the Company or any of the Company‚ subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Involvement in Legal Proceedings

None

Item 6. Executive Compensation.

Name & Principal Position	Year	Salary	Bonus	Stock Compensation Accrued	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Steve Helm, CEO	2017	-	-	9,000	-	-	-	9,000
	2016	-	-	32,900	-	-	-	32,900
	2015	-	-	6,100	-	-	-	6,100

Rick Adams, CFO	2017	-	-	21,000	-	-	-	21,000

Both the CEO and CFO currently receive no cash compensation but are compensated in common stock. The CEO receives 1,000,000 shares per year for services under a plan adopted by the board of directors and the CFO’s compensation is contracted formula based on hours served and market stock price per share.

Employment Agreements

Each officer of the company has negotiated compensation terms with the company. Steve Helms’s agreement was adopted by resolution of the board of directors whereby he is compensated 1,000,000 shares per year. Rick Adams agreement was adopted by contract disclosed by 8K on May 22, 2017. The Company has no other formal employment agreements.

Compensation of Directors

Mr. Steve Helm is the only member of the board of directors and he does not receive any compensation for this service.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Related Party Transactions

During the years ended December 31, 2016 and 2015, the Company received advances of $3,880 and $0, respectively, from its CEO.

During the year ended December 31, 2016, the Company issued 3,425,000 shares to its CEO for services. These shares were recorded at their grant date fair value of $35,200 by using the closing price of the Company’s common stock.

During the year ended December 31, 2016, the Company issued 1,325,000 shares to its CEO for $2,650.

For the Nine Months ended September 30, 2017 and 2016

During the nine months ended September 30, 2017 and 2016, the Company received advances of $100 and $3,880, respectively, from its CEO.

Promoters and Certain Control Person

During the past five fiscal years, we have not had any promoters at any time.

Director Independence

Our securities are currently listed with OTC Markets and traded under the ticker symbol TVOG. This national securities exchange has a requirement that a majority of directors be independent. Our board of directors has undertaken a review of the independence of each director by the standards for director independence set forth in the NASDAQ Marketplace Rules. Under these rules, a director is not considered to be independent if he or she also is an executive officer or employee of the corporation. Transactions the Company is currently in the process of executing will cure these issues resulting in a board of directors with a majority of independent directors.

Item 8. Legal Proceedings.

None

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a)	Market Information.

Our common stock was is quoted by OTC Markets since June 6, 2014. The common stock is traded under the symbol “TVOG”.

(b)	Holders.

As of September 30, 2017, there were 104,014,137 shares of our common stock issued and outstanding, held by 2,028 stockholders of record. Once this registration statement has been effective for 90 days, then all shares held by shareholders that are not affiliates of the Company will be able to be sold, according to market conditions and market development.

(c)	Warrants

We have not issued any derivative securities, nor are there any warrants, options or other convertible securities outstanding.

(d)	Dividends.

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future. Declaration or payment of dividends, if any, in the future, will be at the discretion of our Board of Directors and will depend on our then current financial condition, results of operations, capital requirements and other factors deemed relevant by the Board of Directors. There are no contractual restrictions on our ability to declare or pay dividends.

(e)	Securities Authorized for Issuance under Equity Compensation Plans.

Both the CEO and CFO are currently receive common stock compensation. The CEO receives 1,000,000 shares per year for services and the CFO’s compensation is calculated based on hours required and market price per share.

Item 10. Recent Sales of Unregistered Securities.

Common Stock

Turner has issuances of unregistered securities which were exempt pursuant to Section 4(2) of the Securities Act, as they did not constitute a public offering, nor was there advertising or commissions paid. Furthermore, no underwriters were used in connection with the below issuances. Accordingly, the stock certificates representing these shares were issued with restrictive legends indicating that the shares have not been registered and may not be traded until registered or otherwise exempt. All of the investors are accredited investors as defined under the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, which has been filed as an exhibit to this registration statement.

Our authorized capital stock (“Common Stock”), is 500,000,000 shares, with par value of, $0.001 per share.

Common Stock

This registration statement on Form 10 is to register shares of our common stock. We are authorized to issue 500,000,000 shares of common stock, par value $0.001, of which 104,014,137 shares are issued and outstanding as of September 30, 2017. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Transfer Agent

Madison Stock Transfer, Inc.

1688 East 16th Street

Brooklyn, NY 11229

Main: 1-718-627-4453

Fax: 1-718-627-6341

Item 12. Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Business Corporation Act and our Articles of Incorporation.

Under the Nevada Business Corporation Act, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s Articles of Incorporation. Our Articles of Incorporation do not specifically limit our directors’ immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by law, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under law or (d) is required to be made pursuant to the bylaws.

Item 13. Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Turner Valley Oil and Gas, Inc.

Houston, Texas

We have audited the accompanying balance sheets of Turner Valley Oil and Gas, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Turner Valley Oil and Gas, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Briggs & Veselka Co.

Houston, Texas

February 27, 2018

TURNER VALLEY OIL & GAS, INC.

Balance Sheets

As of December 31, 2016 and 2015

	2016	2015
ASSETS

Current Assets
Cash and cash equivalents	$262	$22

Total Assets	$262	$22

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$23,975	$16,646
Accrued expenses	35,667	51,263
Advances from related party	3,880	-
Loan payable	238,200	419,870
Total Liabilities	301,722	487,779

Commitments and contingencies

Stockholders’ Deficit
Common stock, par value $0.001, 500,000,000 shares authorized, 86,086,470 and 80,336,470 shares issued and outstanding, respectively	86,087	80,337
Preferred stock, par value $0.01, 4,000,000 shares authorized; 1,827,000 and 0 shares issued and outstanding, respectively	1,827	-
Additional paid in capital	5,012,618	4,755,018
Accumulated deficit	(5,401,992)	(5,323,112)

Total Stockholders’ Deficit	(301,460)	(487,757)

Total Liabilities and Stockholders’ Deficit	$262	$22

The accompanying notes are an integral part to these financial statements.

TURNER VALLEY OIL & GAS, INC.

Statements of Operations

For the Years Ended December 31, 2016 and 2015

	2016	2015

Operating expense	$44,750	$22,265
Interest expense	34,130	23,239

Net Loss	$78,880	$45,504

Loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	81,918,662	80,336,470

The accompanying notes are an integral part to these financial statements.

TURNER VALLEY OIL & GAS, INC.
Statements of Changes in Stockholders’ Deficit
For the Years Ended December 31, 2016 and 2015

	Common Stock		Preferred Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balances as at December 31, 2014	80,336,470	$80,337	-	$-	$4,755,018	$(5,277,608)	$(442,253)

Net loss						(45,504)	(45,504)

Balances as at December 31, 2015	80,336,470	80,337	-	-	4,755,018	(5,323,112)	(487,757)

Shares issued for services	3,425,000	3,425			31,775		35,200
Shares issued to related party for cash	1,325,000	1,325			1,325		2,650
Settlement of note payable by issuing common stock	1,000,000	1,000			16,000		17,000
Conversion of note payable and accrued interest to preferred stock			1,827,000	1,827	208,500		210,327

Net loss						(78,880)	(78,880)

Balances as at December 31, 2016	86,086,470	$86,087	1,827,000	$1,827	$5,012,618	$(5,401,992)	$(301,460)

The accompanying notes are an integral part to these financial statements.

TURNER VALLEY OIL & GAS, INC.

Statements of Cash Flows

For the Years Ended December 31, 2016 and 2015

	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(78,880)	$(45,504)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	35,200	-
Loss on settlement of note payable	16,000	-
Changes in operating assets and liabilities:
Accounts payable	7,329	3,887
Accrued expenses	12,031	29,339

Net cash used in operating activities	(8,320)	(12,278)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan payable	2,030	12,300
Shares issued to related party for cash	2,650	-
Advances from related party	3,880	-

Net cash provided by financing activities	8,560	12,300

Net change in cash and cash equivalents	240	22
Cash and cash equivalents at beginning of the year	22	-

Cash and cash equivalents at end of the year	$262	$22

Supplemental Cash Flow Information
Interest paid	$-	$-
Income tax paid	$-	$-

Noncash Investing and Financing Activities
Common stock issued for settlement of note payable	$17,000	$-
Conversion of note and interest payable to preferred stock	$210,327	$-

The accompanying notes are an integral part to these financial statements.

TURNER VALLEY OIL & GAS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

NOTE 1: DESCRIPTION OF BUSINESS

Turner Valley Oil and Gas, Inc. (“Turner” or the “Company”) was incorporated under the laws of Nevada on April 21, 1999 as NetParts.com. The Company was originally organized to create a series of specialized auto salvage yards whereby the salvageable components would be inventoried on a computer and listed on the internet. The Company, however, changed their operations and its name on July 24, 2003 to Turner Valley Oil & Gas Corporation and entered the oil and gas industry through multiple oil and gas leases located in western Canada. In 2009, the Company earned their final oil and gas revenues and has subsequently written off the remaining assets. In 2017, the Management is once again seeking to restructure the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for years presented have been reflected herein.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements. Significant estimates made by management include, but are not limited to, stock-based compensation and fair value of common stock issued.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2016 and 2015.

Fair Value of Financial Instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities are modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model. The Company did not have any financial derivative instruments outstanding at December 31, 2016 and 2015.

Related Party

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in accordance with ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model for common stock options and the closing price of the Company’s common stock for common share issuances. The Company did not grant any stock options during the years ended December 31, 2016 and 2015.

Basic and Diluted Earnings (Loss) per Share

The Company reports earnings (loss) per share in accordance with ASC 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing income (loss) available to common stockholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue From Contracts With Customers (Topic 606), establishing a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This update provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services and will supersede most of the existing revenue recognition guidance, including industry-specific guidance.

In August 2015, the FASB issued ASU No. 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU No. 2014-09 for all entities by one year. Therefore, ASU No. 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods beginning after December 15, 2019, for nonpublic entities. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016. The Company is evaluating the effect that ASU No. 2014-09 will have on the financial statements and related disclosures.

In April 2015, FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (Subtopic 835-30). ASU No. 2015-03 requires all costs incurred to issue debt be presented in the balance sheet as a direct deduction from the carrying value of the debt rather than being recorded as a deferred charge and presented as an asset. ASU No. 2015-03 is effective for interim and annual periods beginning after December 15, 2015, with early adoption permitted, and retrospective application required. In August 2015, the FASB issued ASU No. 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated With Line-of-Credit Arrangements. ASU No. 2015-15 clarifies the presentation of debt issuance costs related to credit facility arrangements. The Company has adopted this presentation.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU will require most leases to be recognized on the balance sheet as lease assets and lease liabilities and will require both quantitative and qualitative disclosures regarding key information about leasing arrangements. Lessor accounting is largely unchanged. The guidance is effective beginning January 1, 2020 for nonpublic companies. The standard may be early adopted and requires a modified retrospective transition approach to apply. The Company is evaluating the effect that ASU No. 2016-02 will have on the financial statements and related disclosures.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues, and how the predominant principle should be applied when cash receipts and cash payments have more than one class of cash flows. This standard is effective for fiscal years beginning after December 15, 2018 and interim periods beginning after December 15, 2019, with early adoption permitted. Adoption will be applied retrospectively to all periods presented. The Company is currently evaluating the effect that ASU No. 2016-15 will have on the financial statements and related disclosures.

In January 2017, the FASB issued ASU No. 2017-1, Business Combinations: Clarifying the Definition of a Business. The pronouncement changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. The pronouncement requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect that ASU No. 2016-15 will have on the financial statements and related disclosures.

NOTE 3: GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying balance sheets, has limited assets and an accumulated deficit as of December 31, 2016 and 2015. The Company has not established any source of revenue to cover its operating costs. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company will engage in very limited activities that must be satisfied in cash until a source of funding is secured. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4: LOANS PAYABLE

The Company had the following loans payable outstanding as of December 31, 2016 and 2015:

	2016	2015

$182,700 Note payable originated on May 1, 2008, matured on April 30, 2013, bears interest of 6% per annum, interest accrued on this note was $0 and $22,582, respectively, the Company issued 1,827,000 shares of preferred stock to pay off this Note in 2016	$-	$182,700

$182,700 Note payable originated on May 1, 2008, matured on November 30, 2013, bears interest of 6% per annum, the Company received additional proceeds of $12,300 in 2015, the Company issued 1,000,000 shares of common stock to pay off $1,000 in 2016, interest accrued on this note was $35,637 and $22,582, respectively	194,000	195,000

$21,000 Loan payable due on demand, interest accrued at 6% per annum	21,000	21,000

$21,170 Loan payable due on demand, interest accrued at 6% per annum	21,170	21,170

$2,030 Loan payable due to a vendor of the Company for service received in 2016, due on demand, bears interest of 6% per annum, interest accrued on this note was $31 and $0, respectively	2,030	-

Total loans payable	$238,200	$419,870

NOTE 5: RELATED PARTY TRANSACTIONS

During the years ended December 31, 2016 and 2015, the Company received advances of $3,880 and $0, respectively, from its CEO.

During the year ended December 31, 2016, the Company issued 3,425,000 shares to its CEO as compensation for services rendered. These shares were recorded at their grant date fair value of $35,200 by using the closing price of the Company’s common stock.

During the year ended December 31, 2016, the Company issued 1,325,000 shares to its CEO for $2,650.

NOTE 6: EQUITY TRANSACTIONS

During the year ended December 31, 2015, there were no equity issuances.

Common stock

During the year ended December 31, 2016, the Company issued 3,425,000 shares to its CEO as compensation for services rendered. These shares were recorded on their grant date fair value of $35,200 by using the closing price of the Company’s common stock on the date of share issuance.

During the year ended December 31, 2016, 1,000,000 shares of common stock were issued to pay off $1,000 on note payable. The Company valued this shares by using the closing price of the Company’s common stock. The Company recognized loss of $16,000 on settlement of note payable.

During the year ended December 31, 2016, the Company issued 1,325,000 to its CEO for $2,650.

Preferred stock

In May 2016, the Company’s board of directors approved and authorized the issuance of 4,000,000 shares of preferred stock. The preferred stock has a par value of $0.01 per share. Each preferred share can be converted into the Company’s common stock at a ratio of 1:10.

During the year ended December 31, 2016, 1,827,000 shares of preferred stock were issued to retire a note payable with the total principal balance and accrued interest through the common stock issuance date of $210,327.

NOTE 7: INCOME TAXES

At December 31, 2016 and 2015, the Company had federal net operating loss carry forwards of approximately $73,184 and $45,504, respectively, which begin to expire in 2035. Components of net deferred tax assets, including a valuation allowance, are as follows at December 31:

	2016	2015

Deferred tax assets:
Net operating losses	$25,614	$15,926

Total deferred tax assets	25,614	15,926
Less: valuation allowance	(25,614)	(15,926)

Deferred tax assets, net	$-	$-

NOTE 8: SUBSEQUENT EVENTS

Management has reviewed the subsequent events through February 27, 2018 and found the following subsequent event:

On October 8, 2017, the Company has executed a conditional Purchase and Sale Agreement through with a portfolio company of a multi-generational family office based in Dubai, United Arab Emirates. This family office has investments and operating businesses that include dry shipping, crude shipping, natural resource development, construction, civil engineering, and banking. Their investment, of up to $15,000,000, in cash and assets into Turner will focus on bitumen (also known as asphalt), and the supply chain and transportation of bitumen. This agreement remains subject to closing conditions which Turner and counterparties are working to meet by early March 2018.

Turner has structured the Preferred Stock placement to exchange Series A shares with cash and assets from the anchor investor and third party sellers. The transaction includes the issuance of 25,000,000 Series A Preferred Shares, convertible at a ratio of 2 to 1, with a minimum price per share of $1.00 in exchange for vessels and capital. This structure protects both insider and retail investors from dilution to Turner’s common stock structure.

TURNER VALLEY OIL & GAS, INC.
Balance Sheets
As of September 30, 2017 and December 31, 2016
(Unaudited)

	2017	2016
ASSETS

Current Assets
Cash and cash equivalents	$100	$262

Total Assets	$100	$262

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$30,337	$23,975
Accrued expenses	77,562	35,667
Advances from related party	3,980	3,880
Loan payable	220,513	238,200
Total Liabilities	332,392	301,722

Commitments and contingencies

Stockholders’ Deficit
Common stock, par value $0.001, 500,000,000 shares authorized, 104,014,137 and 86,086,470 shares issued and outstanding, respectively	104,015	86,087
Preferred stock, par value $0.01, 4,000,000 shares authorized; 1,827,000 shares issued and outstanding	1,827	1,827
Additional paid in capital	5,194,890	5,012,618
Accumulated deficit	(5,633,024)	(5,401,992)

Total Stockholders’ Deficit	(332,292)	(301,460)

Total Liabilities and Stockholders’ Deficit	$100	$262

The accompanying notes are an integral part to these interim unaudited financial statements.

TURNER VALLEY OIL & GAS, INC.
Statements of Operations
For the Nine Months Ended September 30, 2017 and 2016

	2017	2016

Operating expense	$59,924	$39,547
Interest expense	171,108	29,598

Net Loss	$231,032	$69,145

Loss per common share	$(0.00)	$(0.00)

Weighted average number of common shares outstanding	93,322,372	80,547,429

The accompanying notes are an integral part to these interim unaudited financial statements.

TURNER VALLEY OIL & GAS, INC.
Statements of Cash Flows
For the Nine Months Ended September 30, 2017 and 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(231,032)	$(69,145)
Adjustments to reconcile net loss to cash used in operating activities:
Loss on settlement of note payable	161,141	16,000
Stock-based compensation	21,300	35,200
Changes in operating assets and liabilities:
Accounts payable	6,362	-
Accrued expenses	41,967	12,275

Net cash used in operating activities	(262)	(5,670)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceed from loan payable	-	2,030
Advances from related party	100	3,880

Net cash provided by financing activities	100	5,910

Net change in cash and cash equivalents	(162)	240
Cash and cash equivalents at beginning of the period	262	22

Cash and cash equivalents at end of the period	$100	$262

Supplemental Cash Flow Information
Interest paid	$-	$-
Income tax paid	$-	$-

Noncash Investing and Financing Activities
Common stock issued for settlement of note payable	$178,900	$17,000
Conversion of note and interest payable to preferred stock	$-	$210,327

The accompanying notes are an integral part to these interim unaudited financial statements.

TURNER VALLEY OIL & GAS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(UNAUDITED)

NOTE 1: DESCRIPTION OF BUSINESS

Turner Valley Oil and Gas, Inc. (“Turner” or the “Company”) was incorporated under the laws of Nevada on April 21, 1999 as NetParts.com. The Company was originally organized to create a series of specialized auto salvage yards whereby the salvageable components would be inventoried on a computer and listed on the internet. The Company, however, changed their operations and its name on July 24, 2003 to Turner Valley Oil & Gas Corporation and entered the oil and gas industry through multiple oil and gas leases located in western Canada. In 2009, the Company earned their final oil and gas revenues and has subsequently written off the remaining assets. In 2017, the Management is once again seeking to restructure the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim financial statements as of September 30, 2017 and for the nine months ended September 30, 2017 and 2016 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. They do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2016 and 2015 here within.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements. Significant estimates made by management include, but are not limited to, stock-based compensation and fair value of common stock issued.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. There were no cash equivalents at September 30, 2017 and December 31, 2016.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Fair Value of Financial Instruments

The Company adopted ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements, establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1: Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The Company analyzes all financial instruments with features of both liabilities and equity under the FASB’s accounting standard for such instruments. Under this standard, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Depending on the product and the terms of the transaction, the fair value of notes payable and derivative liabilities are modeled using a series of techniques, including closed-form analytic formula, such as the Black-Scholes option-pricing model. The Company did not have any financial derivative instruments outstanding at September 30, 2017 and December 31, 2016.

Stock-Based Compensation

The Company accounts for stock-based compensation to employees and non-employees in accordance with ASC 718 requiring employee equity awards to be accounted for under the fair value method. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite employee service period. The Company accounts for stock-based compensation to other than employees in accordance with ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments and is recognized as expense over the service period. The Company estimates the fair value of share-based payments using the Black-Scholes option-pricing model for common stock options and the closing price of the Company’s common stock for common share issuances. The Company did not grant any stock options during the nine months ended September 30, 2017 and 2016.

Basic and Diluted Earnings (Loss) per Share

The Company reports earnings (loss) per share in accordance with ASC 260, “Earnings per Share.” Basic earnings (loss) per share are computed by dividing income (loss) available to common stockholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Related Party

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

NOTE 3: GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company, as shown in the accompanying balance sheets, has limited assets and an accumulated deficit as of September 30, 2017. The Company has not established any source of revenue to cover its operating costs. These factors raise substantial doubt about the company’s ability to continue as a going concern. The Company will engage in very limited activities that must be satisfied in cash until a source of funding is secured. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4: LOANS PAYABLE

The Company had the following loans payable outstanding as of September 30, 2017 and December 31, 2016:

	2017	2016

$182,700 Note payable originated on May 1, 2008, matured on November 30, 2013, currently due on demand, bears interest of 6% per annum, the Company issued 15,657,000 and 1,000,000 shares of common stock to pay off $15,657 and $1,000 in 2017 and 2016, respectively, interest accrued on this note was $45,562 and $35,637, respectively	$178,343	$194,000

$21,000 Loan payable due on demand, interest accrued at 6% per annum	21,000	21,000

$21,170 Loan payable due on demand, interest accrued at 6% per annum	21,170	21,170

$2,030 Loan payable due to a vendor of the Company for service received in 2016, due on demand, bears interest of 6% per annum, in 2017 the Company issued 270,667 shares of common stock to pay off this loan and the accrued interest, interest accrued on this note was $0 and $31, respectively	-	2,030

Total loans payable	$220,513	$238,200

NOTE 5: RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2017 and 2016, the Company received advances of $100 and $3,880, respectively, from its CEO.

During the nine months ended September 30, 2017 and 2016, the Company issued 1,000,000 shares and 3,425,000 shares, respectively, to its CEO as compensation for services rendered. These shares were recorded at their grant date fair value of $10,000 and $35,200, respectively, by using the closing price of the Company’s common stock on the date of share issuance.

NOTE 6: EQUITY

Common stock

During the nine months ended September 30, 2017 and 2016, the Company issued 1,000,000 shares and 3,425,000 shares, respectively, to its CEO as compensation for services rendered. These shares were recorded at their grant date fair value of $10,000 and $35,200, respectively, by using the closing price of the Company’s common stock.

During the nine months ended September 30, 2017, the Company issued 1,000,000 shares to a third party for services. These shares were recorded at their grant date fair value of $11,300 by using the closing price of the Company’s common stock on the date of share issuance.

During the nine months ended September 30, 2017, 15,657,000 shares of common stock were issued to pay off $15,657 on a note payable. The Company valued this shares by using the closing price of the Company’s common stock. The Company recognized a loss of $161,141 on settlement of note payable.

During the nine months ended September 30, 2016, 1,000,000 shares of common stock were issued to pay off $1,000 on note payable. The Company valued this shares by using the closing price of the Company’s common stock on the date of share issuance. The Company recognized loss of $16,000 on settlement of note payable to common stock.

Preferred stock

In May 2016, the Company’s board of director approved and authorized the issuance of 4,000,000 shares of preferred stock. The preferred stock has a par value of $0.01 per share. Each preferred share can be converted into the Company’s common stock at a ratio of 1:10.

During the nine months ended September 30, 2016, 1,827,000 shares of preferred stock were issued to retire a note payable with the total principal balance and accrued interest through the common stock issuance date of $210,327.

NOTE 7: SUBSEQUENT EVENTS

Management has reviewed the subsequent events through February 27, 2018 and found the following subsequent event:

On October 8, 2017, the Company has executed a conditional Purchase and Sale Agreement through with a portfolio company of a multi-generational family office based in Dubai, United Arab Emirates. This family office has investments and operating businesses that include dry shipping, crude shipping, natural resource development, construction, civil engineering, and banking. Their investment, of up to $15,000,000, in cash and assets into Turner will focus on bitumen (also known as asphalt), and the supply chain and transportation of bitumen. This agreement remains subject to closing conditions which Turner and counterparties are working to meet by early March 2018.

Turner has structured the Preferred Stock placement to exchange Series A shares with cash and assets from the anchor investor and third party sellers. The transaction includes the issuance of 25,000,000 Series A Preferred Shares, convertible at a ratio of 2 to 1, with a minimum price per share of $1.00 in exchange for vessels and capital. This structure protects both insider and retail investors from dilution to Turner’s common stock structure.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Not applicable.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13.

(b)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Turner Valley Oil & Gas, Inc.

Date:	February 27, 2018	By:	/s/ Rick Adams
Name: Rick Adams
Title: Chief Financial Officer

Date:	February 27, 2018	By:	/s/ Steve Helm
Name: Steve Helm
Title: President and Chief Executive Officer